Exhibit 10.2

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into and consummated as of June 24, 2026 (the “Effective Date”), by and between UTSI Finance, Inc., a Michigan corporation (“Buyer”), and Lakeshore Ventures LLC, a Michigan limited liability company (“Seller”). Buyer and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, Seller owns one hundred percent (100%) of the outstanding membership interests (the “Membership Interests”) of Passaic Ventures LLC, a Michigan limited liability company (“Passaic Ventures”);

WHEREAS, Passaic Ventures owns certain real property and improvements located in Newark, New Jersey (the “Newark Facility”);

WHEREAS, pursuant to that certain Real Estate Purchase Agreement, dated as of the Effective Date, between the Parties (the “Kearny REPA”), Seller is transferring the Membership Interests to Buyer under this Agreement as part of the consideration contemplated by the Kearny REPA;

WHEREAS, this Agreement is being entered into in connection with a series of related transactions among the Parties and certain of their Affiliates, each of which has been separately negotiated and approved, and the Parties acknowledge that the transactions collectively reflect a broader commercial arrangement among the Parties and their Affiliates; and

WHEREAS, the Parties desire to execute and deliver this Agreement and consummate the transactions contemplated hereby on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

Article I

Definitions

Section 1.1 Definitions. The following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, regulations, rules, permits, orders and common law relating to pollution, protection of the environment, natural resources, human health and safety, or the use, handling, treatment, storage, disposal, release or remediation of Hazardous Materials.

“Environmental Protection Arrangements” means the environmental indemnification, reimbursement, guaranty and insurance rights associated with the Newark Facility and benefiting Passaic Ventures.

“Governmental Authority” means any federal, state, local, foreign or other governmental, regulatory or administrative authority, agency, commission, court or other governmental body.

“Hazardous Materials” means any substance, material, waste, pollutant or contaminant that is regulated or for which liability may arise under any Environmental Law, including petroleum, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances (PFAS), mold and radioactive materials.

“Law” means any applicable law, statute, rulings, ordinance, code, rule, regulation, principle of common law, order or decree of a Governmental Authority.

“Liens” means any liens, pledges, security interests, encumbrances, claims, easements, covenants, restrictions or other similar rights or interests of any kind.

“Membership Interests” means one hundred percent (100%) of the issued and outstanding membership interests of Passaic Ventures.

“Passaic Ventures” has the meaning set forth in the Recitals.

“Permitted Liens” means: (a) liens for current Taxes, assessments or governmental charges not yet due and payable or that are being contested in good faith by appropriate proceedings; (b) statutory liens arising or incurred in the ordinary course of business for amounts that are not delinquent or that are being contested in good faith by appropriate proceedings; (c) zoning, land use and similar laws and governmental restrictions affecting the use of real property; (d) easements, rights-of-way, covenants, encroachments, reservations and other matters of record affecting title to real property that do not materially interfere with the current use of the applicable property; (e) liens arising under the UIS Lease; and (f) such other liens, matters or exceptions to title as may be expressly approved in writing by Buyer.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, agents, attorneys, accountants, advisors and other representatives.

“Tax” means any federal, state, local or foreign tax, assessment, duty, levy or other governmental charge of any kind, together with any interest, penalties or additions thereto.

“Tax Authority” means any Governmental Authority responsible for the imposition or collection of Taxes.

“Tax Return” means any return (including any information return, claim for refund, tax credit, declaration, estimated Tax, incentive or benefit, or amended return), report, statement, schedule, notice, form, or other document or information, including any schedules or amendments thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment, of any Tax.

“UIS Lease” means that certain lease agreement between Passaic Ventures, as landlord, and Universal Intermodal Services, Inc., as tenant, relating to the Newark Facility.

Section 1.2 Interpretation. Unless otherwise expressly provided herein: (i) references to Articles and Sections are references to Articles and Sections of this Agreement; (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (iii) references to any agreement shall mean such agreement as amended, supplemented or modified from time to time; and (iv) headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

Article II

Purchase and Sale

Section 2.1 Purchase and Sale. Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, and Buyer hereby purchases and acquires from Seller, all of Seller’s right, title and interest in and to the Membership Interests, free and clear of all Liens other than restrictions arising under applicable securities laws.

Section 2.2 Consideration. The Parties acknowledge that the transfer of the Membership Interests is being consummated in connection with the broader commercial arrangement described in the Recitals, including the transactions contemplated by the Kearny REPA. In consideration thereof, Buyer shall pay Seller nominal cash consideration in the amount of One Hundred Dollars ($100).

Article III

Closing

Section 3.1 Closing. The Closing is occurring concurrently with the execution and delivery of this Agreement and the consummation of the transactions contemplated by the Kearny REPA.

Section 3.2 Deliveries by Seller. Concurrently with the execution and delivery of this Agreement, Seller has delivered, or is delivering, to Buyer:

(a) an assignment of the Membership Interests;

(b) the limited liability company records of Passaic Ventures;

(c) resignations of managers and officers of Passaic Ventures requested by Buyer;

(d) copies of the Environmental Protection Arrangements in Seller’s possession or control; and

(e) such other instruments and documents as are reasonably necessary to effectuate the transactions contemplated hereby.

Section 3.3 Deliveries by Buyer. Concurrently with the execution and delivery of this Agreement, Buyer has delivered, or is delivering, to Seller:

(a) the nominal cash consideration contemplated by Section 2.2; and

(b) such other instruments and documents as are reasonably necessary to effectuate the transactions contemplated hereby.

Article IV

Representations and Warranties

Section 4.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

(a) Existence. Seller is duly organized, validly existing and in good standing under the laws of the State of Michigan.

(b) Power and Authority. Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the Kearny REPA and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and the Kearny REPA, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action on the part of Seller.

(c) Enforceability. This Agreement has been duly authorized, executed and delivered by or on behalf of the Seller and constitutes a valid and binding agreement of the Seller enforceable in accordance with its terms, except to the extent enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(d) No Conflicts. Except for such matters as would not reasonably be expected to materially impair Seller’s ability to consummate the transactions contemplated hereby, neither the execution, delivery or performance by Seller of this Agreement or the Kearny REPA, nor the consummation of the transactions contemplated hereby or thereby, will: (i) conflict with or violate the organizational documents of Seller; (ii) conflict with, violate or constitute a default under any material agreement binding upon Seller or Passaic Ventures; or (iii) violate any applicable Law or governmental order applicable to Seller or Passaic Ventures.

(e) Ownership of Membership Interests. Seller is the sole record and beneficial owner of the Membership Interests, free and clear of all Liens other than restrictions arising under applicable securities Laws. The Membership Interests constitute one hundred percent (100%) of the issued and outstanding equity interests of Passaic Ventures. Except for this Agreement, there are no agreements, arrangements, commitments or understandings to which Seller is a party relating to the voting, transfer, disposition or acquisition of any Membership Interests. Seller has full power and authority to sell, transfer, assign and convey the Membership Interests to Buyer pursuant to this Agreement, and upon consummation of the transactions contemplated hereby, Buyer will acquire good and valid title to the Membership Interests, free and clear of all Liens other than restrictions arising under applicable securities Laws.

(f) Environmental Protection Arrangements. To Seller’s knowledge, the Environmental Protection Arrangements are in effect in all material respects, and Seller has not received written notice of any material termination thereof.

(g) Tax Status. Since its organization on February 6, 2025, Passaic Ventures has been properly treated for U.S. federal and applicable state and local income tax purposes as an entity disregarded as separate from its sole owner within the meaning of U.S. Treasury Regulations Section 301.7701-3. Passaic Ventures has not made, and no election has been made on its behalf, to be treated as an association taxable as a corporation for U.S. federal or applicable state or local income tax purposes. Passaic Ventures has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it and has timely paid all material Taxes required to have been paid by it.

(h) Real Property. Passaic Ventures is the sole owner of fee simple title to the Newark Facility, free and clear of all Liens other than Permitted Liens. Except for the UIS Lease, Passaic Ventures has not entered into any leases, subleases, licenses, or other agreements granting to any Person the right to use or occupy all or any portion of the Newark Facility, and there are no Persons in possession of any portion of the Newark Facility other than pursuant to the UIS Lease. Other than the UIS Lease, there are no outstanding lease, sublease, option, purchase right or other acquisition agreements affecting the Newark Facility. To Seller’s knowledge, there is no pending or threatened condemnation, eminent domain, zoning or similar proceeding materially affecting the Newark Facility.

(i) Material Contracts. Seller has made available to Buyer copies of the UIS Lease, the Environmental Protection Arrangements and the other material agreements relating to the ownership, operation or use of the Newark Facility or by which Passaic Ventures is bound (collectively, the “Material Contracts”). To Seller’s knowledge, each Material Contract is in full force and effect in all material respects, and neither Seller nor Passaic Ventures has received written notice of any material default or termination thereunder.

(j) Environmental. Except as would not reasonably be expected to result in material liability to Passaic Ventures and except with respect to matters subject to the Environmental Protection Arrangements, Passaic Ventures is, to Seller’s knowledge, in compliance in all material respects with applicable Environmental Laws relating to the ownership and operation of the Newark Facility. Seller has made available to Buyer copies of the material environmental reports and Environmental Protection Arrangements in Seller’s possession or control relating to the Newark Facility.

(k) Compliance with Laws. To Seller’s knowledge, Passaic Ventures has not received written notice of any material violation of applicable Law relating to the ownership, operation or use of the Newark Facility that remains uncured.

(l) Financial Statements. Seller has delivered to the Buyer true, correct and complete copies of the unaudited balance sheet of Passaic Ventures as of December 31, 2025 and May 31, 2026 and the related statements of operations for the twelve-month and five-month periods then ended (collectively, the “Financial Statements”). The Financial Statements have been prepared from the books and records of Passaic Ventures and fairly present, in all material respects, the financial position and results of operations of Passaic Ventures as of the dates and for the periods indicated, subject to normal year-end adjustments and the absence of footnotes.

(m) No Broker Fees. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller.

Section 4.2 Representations and Warranties of Buyer. The Buyer hereby represents and warrants to the Seller as follows:

(a) Existence. Buyer is duly organized, validly existing and in good standing under the laws of the State of Michigan.

(b) Power and Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and the Kearny REPA and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and the Kearny REPA, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Buyer.

(c) Enforceability. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.

(d) No Conflicts. Except as would not reasonably be expected to materially impair Buyer’s ability to consummate the transactions contemplated hereby, neither the execution, delivery or performance by Buyer of this Agreement or the Kearny REPA, nor the consummation of the transactions contemplated hereby or thereby, will: (i) conflict with or violate the organizational documents of Buyer; (ii) conflict with, violate or constitute a default under any material agreement binding upon Buyer; or (iii) violate any applicable Law or governmental order applicable to Buyer.

(e) No Broker Fees. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

(f) Litigation. Except as would not reasonably be expected to materially impair Buyer’s ability to consummate the transactions contemplated hereby, there is no action, suit or proceeding pending or, to Buyer’s knowledge, threatened against Buyer relating to the transactions contemplated hereby.

Article V

Covenants

Section 5.1 Further Assurances. From and after the Closing, each Party shall execute and deliver such additional instruments and documents, and take such further actions, as may be reasonably requested by the other Party to carry out the purposes of this Agreement, including to evidence the transfer of the Membership Interests and facilitate the administration of the Environmental Protection Arrangements.

Section 5.2 Public Announcements; Confidentiality.

(a) No Party shall issue any press release or make any public announcement relating to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, except as required by applicable Law or applicable securities exchange or SEC requirements. To the extent reasonably practicable, the disclosing Party shall provide the other Party with a reasonable opportunity to review and comment upon any such disclosure prior to dissemination thereof.

(b) Each Party shall, and shall cause its Affiliates and Representatives to, maintain the confidentiality of all non-public information relating to this Agreement and the transactions contemplated hereby; provided, however, that either Party may disclose such information: (i) as required by applicable Law or securities exchange requirements; (ii) to its financing sources and professional advisors; and (iii) in connection with obtaining required approvals or consents.

Section 5.3 Environmental Protection Arrangements.

(a) Following the Closing, the Environmental Protection Arrangements shall remain with Passaic Ventures except to the extent any notice, endorsement or other action is required pursuant to the applicable terms thereof.

(b) Following the Closing, Seller shall reasonably cooperate with Buyer and Passaic Ventures in connection with the administration of the Environmental Protection Arrangements, including insurer notices, endorsements, claims and related matters reasonably requested by Buyer.

Section 5.4 Monitoring Well Repairs. Following the Closing, Buyer shall cause the monitoring well repairs identified prior to the Closing at the Newark Facility to be completed and shall be responsible for the reasonable out-of-pocket costs and expenses incurred in connection therewith. The Parties acknowledge and agree that the foregoing obligation relates solely to such identified monitoring well repairs and shall not modify or otherwise affect the allocation of rights and obligations under the Environmental Protection Arrangements or any other provision of this Agreement.

Section 5.5 Intercompany Obligations. Effective as of the Closing, all intercompany payables, receivables and other obligations between Seller or its Affiliates, on the one hand, and Passaic Ventures, on the other hand, other than obligations expressly contemplated to survive pursuant to this Agreement and the UIS Lease, shall be deemed satisfied and terminated.

Section 5.6 Access to Records; Cooperation. For a period of seven (7) years following the Closing, each Party shall provide the other Party, upon reasonable notice and during normal business hours, reasonable access to books and records of Passaic Ventures relating to the Newark Facility to the extent reasonably necessary in connection with financial reporting, tax, environmental, insurance, litigation or compliance matters relating to this Agreement. The requesting Party shall reimburse the responding Party for its reasonable out-of-pocket costs incurred in connection therewith.

Section 5.7 Misallocated Assets. If, after the Closing, either Party or any of its Affiliates receives any asset or property properly belonging to the other Party or Passaic Ventures pursuant to this Agreement, such Party shall promptly transfer such asset or property to the appropriate recipient without offset or deduction.

Section 5.8 No Recourse. No past, present or future director, manager, officer, employee, member, equity holder, affiliate, agent, attorney, advisor or representative of either Party shall have any personal liability arising out of or relating to this Agreement or the transactions contemplated hereby, except in the case of fraud or intentional misconduct by such Person.

Article VI

Survival; Limited Remedies

Section 6.1 Non-Survival of Representations and Warranties. Except in the case of fraud or intentional misconduct, the representations and warranties contained in this Agreement shall terminate as of the Closing and shall not survive the Closing.

Section 6.2 Survival of Covenants. The covenants and agreements contained in this Agreement that by their terms contemplate performance following the Closing shall survive the Closing in accordance with their respective terms.

Section 6.3 Exclusive Remedies. Except (a) in the case of fraud or intentional misconduct, (b) with respect to claims arising under the Kearny REPA or the UIS Lease, or (c) for claims seeking specific performance or other equitable relief, no Party shall have any claim against any other Party for breach of any representation or warranty contained herein following the Closing.

Section 6.4 Independent Investigation; No Reliance. Buyer acknowledges that it has conducted such investigation of Passaic Ventures, the Newark Facility and the transactions contemplated hereby as Buyer has deemed necessary or appropriate. Except for the representations and warranties expressly set forth in Article IV, neither Seller, Passaic Ventures nor any of their respective Affiliates or representatives makes any representation or warranty, express or implied, with respect to Passaic Ventures, the Newark Facility or the transactions contemplated hereby, and Buyer acknowledges that the Membership Interests, Passaic Ventures and the Newark Facility are being transferred on an “AS IS, WHERE IS” basis with all faults.

Article VII

Miscellaneous

Section 7.1 Entire Agreement. This Agreement, together with the Kearny REPA and the documents delivered in connection herewith and therewith, constitutes the entire agreement among the Parties with respect to the transactions contemplated hereby and supersedes all prior and contemporaneous negotiations, discussions, understandings and agreements relating thereto.

Section 7.2 Severability; Expenses. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the remaining provisions shall remain in full force and effect. The Parties shall negotiate in good faith to replace any such provision with a valid and enforceable provision that most closely reflects the original intent of the Parties. Except as otherwise expressly provided herein, each Party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

Section 7.3. Limitation of Liability. Except in the case of fraud, intentional misconduct or willful breach, no Party shall be liable to any other Party for any consequential, indirect, special, exemplary or punitive damages arising out of or relating to this Agreement or the transactions contemplated hereby. Nothing herein shall limit any Party’s right to seek specific performance or other equitable relief.

Section 7.4 Enforcement of Agreement; Jurisdiction; Waiver of Jury Trial.

(a) The Parties acknowledge and agree that irreparable damage could occur in the event any provision of this Agreement were not performed in accordance with its specific terms and that monetary damages alone may not constitute an adequate remedy. Accordingly, the Parties shall be entitled to seek equitable relief, including specific performance, injunctive relief and other equitable remedies, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages or the posting of bond or similar security.

(b) Each Party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts located in the State of Michigan. Each Party irrevocably submits to the exclusive jurisdiction of such courts and waives any objection based upon venue, forum non conveniens or personal jurisdiction.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.5 Governing Law. This Agreement and all disputes arising out of or relating hereto shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to conflict-of-laws principles that would result in the application of the laws of another jurisdiction.

Section 7.6 No Third-Party Beneficiaries; No Partnership. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective permitted successors and assigns, and nothing herein, express or implied, shall confer upon any other Person any legal or equitable right, benefit or remedy. Nothing contained herein shall be deemed to create any partnership, joint venture, fiduciary or agency relationship between the Parties.

Section 7.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered by electronic mail, PDF, DocuSign or other electronic transmission shall be deemed effective for all purposes.

[Signatures appear on next page.]

IN WITNESS WHEREOF, the Parties have executed this Membership Interest Purchase Agreement as of the Effective Date.

Buyer:
UTSI Finance, Inc.

By:	/s/ Tim Phillips
Name:	Tim Phillips
Title:	President

Seller:
Lakeshore Ventures LLC

By:	/s/ Ronald J. Patti
Name:	Ronald J. Patti
Title:	Vice President